UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 7, 2009

SAN JOAQUIN BANCORP (Exact name of registrant as specified in charter)

California	000-52165	20-5002515

(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
Incorporation)

1000 Truxtun Avenue, Bakersfield, California 93301
(Address of Principal Executive Offices) (Zip Code)

661-281-0360
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 7, 2009, San Joaquin Bancorp (“Bancorp”) and its subsidiary San Joaquin Bank (the “Bank”), a state chartered bank that is a member of the Federal Reserve System mutually agreed to enter into a joint written agreement (“Agreement”) with the Federal Reserve Bank of San Francisco (the “FRB”) and the California Department of Financial Institutions (the “DFI”). The Agreement is based, in part, on certain findings of the FRB in its report of examination that commenced on October 20, 2008. The Company and the Bank are taking proactive steps to comply with the Agreement. Bank lending and deposit operations continue to be conducted in the usual and customary manner and all other products and services and hours of business remain the same. All Bank deposits will remain insured by the FDIC to the maximum extent allowed by law.

Under the terms of the Agreement, the Bank agreed to take certain actions within sixty days of the date of the Agreement, including, submission of: (1) a written plan to strengthen board oversight of the management and operations of the Bank and expansion of the Bank’s credit administration and loan workout staff; (2) a written plan to strengthen credit risk management practices; (3) revised policies and procedures to address loan underwriting and loan modification, interest reserves, capitalization of interest and OREO; (4) a written program to enhance the loan review function; (5) a written plan to improve the Bank’s position on each loan in excess of $750,000 that is past due by 90 days or more, on the Bank’s problem loan list or adversely classified (referred to collectively herein as “Larger Problem Loans”); (6) a revised methodology related to the allowance for loan and lease losses ; (7) a written strategic plan to improve the Bank’s earnings and a 2009 budget; and (8) a written plan to improve management of the Bank’s liquidity position and funds management practices.

Bancorp agreed that within sixty days of the Agreement it would submit a joint written plan to the FRB and DFI designed to maintain sufficient capital at Bancorp on a consolidated basis and the Bank as a separate stand along entity. The Agreement does not mandate any minimum capital levels but requires that the plan address Bancorp’s current and future capital requirements, the Bank’s current and future capital requirements, the adequacy of the Bank’s capital taking into account its risk profile and the source and timing of additional funds to satisfy Bancorp’s and the Bank’s future capital requirements. Bancorp and the Bank also agreed not to declare or pay dividends without prior approval of the FRB and, as to the Bank, the DFI. Bancorp further agreed not to make any distributions of interest or principal on subordinated debentures or trust preferred securities and not to incur or increase debt or redeem its stock without the prior approval of the FRB. The Bank will submit regular quarterly progress reports to the FRB and the DFI.

In connection with the Bank’s classified loans, the Bank agreed to (1) obtain the FRB’s and DFI’s prior approval before extending or renewing credit to any borrower, or any related interest of the borrower, who is obligated to the Bank on any extension of credit where any portion of said loan has been charged off or classified, in whole or in part, as loss as long as such credit remains uncollected; (2) obtain the approval of the Bank’s Board of Directors or the Bank’s Loan Committee prior to extending or renewing any credit to any borrower, or any related interest of the borrower, whose credit is classified as doubtful or substandard; and (3) update the FRB and DFI quarterly with respect to its progress in connection with all Larger Problem Loans and include updated lists as to all problem, past due and nonaccrual loans.

Beginning during 2008, management began working informally with the FRB and DFI in connection with a significant portion of the matters included in the Agreement. As a result, management believes it has already taken steps to comply with many of the actions required under the Agreement. Company management believes that the Bank’s normal operations with its customers will not be effected by the Agreement. The Company is fully committed to addressing and resolving the issues presented in the Agreement.

The description of the Agreement set forth in this Item 1.01 is qualified in its entirety by reference to the Agreement, a copy of which is attached as Exhibit 10.1 hereto and is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit
Number	Exhibit Description

10.1	Written Agreement dated April 7, 2009 by and between San Joaquin Bancorp, San Joaquin Bank, the Federal Reserve Bank of San Francisco, and the State of California Department of Financial Institutions.

99.1	Press release dated April 10, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAN JOAQUIN BANCORP By: /s/ Stephen M. Annis

Executive Vice President and Chief Financial Officer Date: April 10, 2009